May 6, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (952) 853-3413

Mr. Bill McDonald
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, MN  55425

Re:	Ceridian Corporation
Form 8-K filings dated March 17, 2005 and April 12, 2005
File No. 1-15168


Dear Mr. McDonald:

      We have completed our review of the above referenced Form 8-K filings and do not, at this time, have any further comments.


							Sincerely,



Kristi Beshears
Staff Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 1